EXHIBIT 10.57
Equinix, Inc. 2000 Equity Incentive Plan
Notice of Restricted Stock Unit Award
For Executives

You have been granted the number of restricted stock units (“Restricted Stock Units”) indicated below by Equinix, Inc. (the “Company”) on the following terms:
Name:
Employee Id #:
Restricted Stock Unit Award Details:
Date of Grant:    ______, 2016
Award Number:
Minimum Restricted Stock Units (0%): 0
Target Restricted Stock Units (83%):
Max Restricted Stock Units (100%):
Each Restricted Stock Unit represents the right to receive one share of the Common Stock of the Company, and any Dividend Equivalents thereon prior to settlement, subject to the terms and conditions contained in this Notice of Restricted Stock Unit Award for Executives and the Restricted Stock Unit Agreement (together, the “Agreement”). Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the 2000 Equity Incentive Plan (the “Plan”).
Vesting Schedule:
Vesting is dependent upon continuous active service as an employee, consultant or director of the Company or a subsidiary of the Company (“Service”) throughout the vesting period. The Restricted Stock Units shall vest on the first Trading Day that coincides with or follows a determination that the Company achieves revenue and/or adjusted funds from operations (“AFFO”) goals for 2016 of greater than $____ million and/or $____ million, respectively, as set forth on the attached Exhibit A, and if achieved, then the Restricted Stock Units, and any Dividend Equivalents thereon, shall vest in a number of shares determined based on the degree of achievement of the revenue and AFFO targets as set forth on the matrix attached as Exhibit A, and at the following times:

•
with respect to 50% of those units on the first Trading Day that coincides with or follows the date upon which the Board, or a committee thereof, certifies that the Company has achieved revenue and/or AFFO goals of greater than $____ million and/or $____ million, respectively, for 2016;

•	with respect to 25% of those units on February 15, 2018; and

•	with respect to the remaining 25% of those units on February 15, 2019.
The revenue and AFFO goals set forth above will exclude the impact of fluctuations in foreign currencies against the foreign currency rates used in the Company’s 2016 operating plan.
The Board, or a committee thereof, may adjust the revenue and AFFO goals set forth above from time to time prior to the 2016 fiscal year end to take into account the financial impacts of discontinued operations, the cumulative effect of accounting changes, acquisitions or divestitures, sales of assets and/or IBX expansions not currently contemplated by the Company.
Any Restricted Stock Units, and Dividend Equivalents thereon, that fail to vest based on the Company’s achievement of revenue and AFFO goals based on the matrix set forth on Exhibit A hereto shall be forfeited to the Company immediately following the certification by the Board, or a committee thereof, of the Company’s achievement of the revenue and AFFO goals for 2016.
In the event of a Change in Control before the end of the 2016 fiscal year, vesting of these Restricted Stock Units, and any Dividend Equivalent thereon, shall no longer be dependent on achievement of the revenue and AFFO goals described above. Instead, subject to your continued Service through the applicable vesting date, 50% of the Target Restricted Stock Units, and any Dividend Equivalent thereon, will vest on February 15, 2017, 25% of the Target Restricted Stock Units, and any Dividend Equivalent thereon, will vest on February 15, 2018 and the remaining 25% of the Target Restricted Stock Units, and any Dividend Equivalent thereon, will vest on February 15, 2019. The remaining Restricted Stock Units, and any Dividend Equivalents thereon, shall be forfeited to the Company (and such forfeited Restricted Stock Units, and any Dividend Equivalents thereon, will not accelerate in the event this Award is not assumed or substituted with a new award).
By your signature and the signature of the Company’s representative below, you and the Company agree that the Restricted Stock Units, and any Dividend Equivalents thereon, are granted under and governed by the terms and conditions of the Plan and the Agreement that is attached to and made a part of this document.
You further agree that the Company may deliver by email all documents relating to the Plan or this Award (including, without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.
By your signature below, you agree to cover all Tax-Related Items as defined in the Agreement.
Recipient:                        Equinix, Inc.
Signature:         By: /s/ Stephen M. Smith
Print Name:         Title: CEO & President
Date:_____________________________________

Equinix, Inc. 2000 Equity Incentive Plan
Restricted Stock Unit Agreement

Payment for Shares	No payment is required for the Restricted Stock Units, and any Dividend Equivalents thereon, you receive.

Vesting
The Restricted Stock Units, and any Dividend Equivalents thereon, that you are receiving will vest in accordance with the Vesting Schedule stated in the Notice of Restricted Stock Unit Award for Executives; provided, however, that if your Service terminates due to your death then, if and to the extent Restricted Stock Units, and any Dividend Equivalent thereon, have been earned based on the actual performance results as certified by the Board, or a committee thereof, based on the matrix set forth on Exhibit A hereto, the portion of the Restricted Stock Units, and any Dividend Equivalents thereon, that would have become vested on the next scheduled vesting date will become vested and the underlying shares (and cash equal to the Dividend Equivalents thereon) will be released to your estate not more than 3½ months following such termination of Service but in any event not later than March 15 of the calendar year following your death.
No additional Restricted Stock Units, or any Dividend Equivalents thereon, vest after your Service has terminated for any reason. It is intended that vesting in the Restricted Stock Units, and any Dividend Equivalents thereon, is commensurate with a full-time work schedule. For possible adjustments that may be made by the Company, see the provision below entitled “Leaves of Absence and Part-Time Work.”

Dividend Equivalents
You will be credited with Dividend Equivalents equal to the dividends you would have received if you had been the record owner of the Common Stock underlying the Restricted Stock Units on each dividend record date on or after the Date of Grant and through the date you receive a settlement pursuant to the provision below entitled “Settlement of Units” (the “Dividend Equivalent”). Dividend Equivalents shall be subject to the same terms and conditions as the Restricted Stock Units originally awarded pursuant to this Agreement, and they shall vest (or, if applicable, be forfeited) as if they had been granted at the same time as the original Restricted Stock Unit award. If a dividend on the Common Stock is payable wholly or partially in Common Stock, the Dividend Equivalent representing that portion shall be in the form of additional Restricted Stock Units, credited on a one-for-one basis. If a dividend on our Common Stock is payable wholly or partially in cash, the Dividend Equivalent representing that portion shall be in the form of cash, which will be paid to you, without interest, as described below in the provision “Settlement of Units;” provided, however, that the Committee may, in its discretion, provide that the cash portion of any extraordinary distribution on the Common Stock shall be in the form of additional Restricted Stock Units. If a dividend on our Common Stock is payable wholly or partially in other than cash or Common Stock, the Committee may, in its discretion, provide for such Dividend Equivalents with respect to that portion as it deems appropriate under the circumstances.

Settlement of Units
Each Restricted Stock Unit, and any Dividend Equivalents thereon, will be settled on the first Trading Day that occurs on or after the day when the Restricted Stock Unit vests. However, each Restricted Stock Unit, and any Dividend Equivalents thereon, must be settled not later than the March 15 of the calendar year after the calendar year in which the Restricted Stock Unit vests.
At the time of settlement, you will receive one share of the Company’s Common Stock for each vested Restricted Stock Unit (no fractional shares will be issued) and an amount of cash, without additional earnings and rounded to the nearest whole cent, equal to the cash portion of the accumulated Dividend Equivalents applicable to the vested Restricted Stock Units, less any Tax-Related Items withholding. Any cash may be distributed to you directly or may be used to offset the amount of any Tax-Related Items withholding arising from the vesting/settlement of the Restricted Stock Units and any Dividend Equivalents thereon.

Trading Day
“Trading Day” means a day that satisfies each of the following requirements:
• The Nasdaq Global Market is open for trading on that day;
• You are permitted to sell shares of Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act;
• Either (a) you are not in possession of material non-public information that would make it illegal for you to sell shares of the Company’s Common Stock on that day under Rule 10b-5 of the U.S. Securities and Exchange Commission or (b) you have a trading plan that complies with the requirements of Rule 10b5-1(c)(1) of the Securities Exchange Act that covers the shares underlying the vesting Restricted Stock Units;
• Under the Company’s Insider Trading Policy, you are permitted to sell shares of Common Stock on that day, and
• You are not prohibited from selling shares of Common Stock on that day by a written agreement between you and the Company or a third party.

Change in Control
Except to the extent set forth in the Notice of Restricted Stock Unit Award, in the event of any Change in Control, vesting of these Restricted Stock Units, and any Dividend Equivalents thereon, will automatically accelerate in full as described in Article X of the Plan. However, vesting of these Restricted Stock Units, and any Dividend Equivalents thereon, will not automatically accelerate if and to the extent these Restricted Stock Units are, in connection with the Change in Control, either to be assumed by the successor corporation (or its parent) or to be replaced with a comparable award for shares of the capital stock of the successor corporation (or its parent). The determination of award comparability will be made by the Committee, and its determination will be final, binding and conclusive.
In addition, you will vest as to 50% of the unvested Restricted Stock Units, and any Dividend Equivalents thereon, if the Company is subject to a Change in Control before your Service terminates, and you are subject to a Qualifying Termination (as defined below) within 12 months after the Change in Control.
Notwithstanding the foregoing, any action taken in connection with a Change in Control must either (a) preserve the exemption of the Restricted Stock Units, and any Dividend Equivalents thereon, from Section 409A of the Code or (b) comply with Section 409A of the Code.

Qualifying Termination
A Qualifying Termination means a Separation (as defined below) resulting from: (a) involuntary discharge for any reason other than Cause (as defined below) within 12 months after a Change in Control; or (b) your voluntary resignation for Good Reason (as defined below), between the date that is four months following a Change in Control and the date that is 12 months following a Change in Control; provided, however, that the grounds for Good Reason may arise at any time within the 12 months following the Change in Control.
Cause means your unauthorized use or disclosure of trade secrets that causes material harm to the Company, your conviction of, or a plea of “guilty” or “no contest” to, a felony or your gross misconduct.
Good Reason means[1]: (i) a material diminution in your authority, duties or responsibilities; (ii) a material reduction in your level of compensation (including base salary and target bonus) other than pursuant to a Company-wide reduction of compensation where the reduction affects the other executive officers and your reduction is substantially equal, on a percentage basis, to the reduction of the other executive officers; or (iii) a relocation of your place of employment by more than 30 miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

[1] Executives other than the CEO, CFO, CLO and CHRO shall have the following definition of “Good Reason”: (i) a material diminution in your authority, duties or responsibilities, provided, however, if by virtue of the Company being acquired and made a division or business unit of a larger entity following a Change in Control, you retain substantially similar authority, duties or responsibilities for such division or business unit of the acquiring corporation but not for the entire acquiring corporation, such reduction in authority, duties or responsibilities shall not constitute Good Reason for purposes of this subclause (i); (ii) a 10% or greater reduction in your level of compensation, which will be determined based on an average of your annual Total Direct Compensation for the prior three calendar years or, if less, the number of years you have been employed by the Company (referred to below as the “look-back years”); or (iii) a relocation of your place of employment by more than 30 miles, provided and only if such change, reduction or relocation is effected by the Company without your consent. For purposes of the foregoing, Total Direct Compensation means total target cash compensation (annual base salary plus target annual cash incentives) plus the grant value of equity awards, determined at the time of grant, based on the total stock compensation (FAS 123R) expense associated with that award; provided, however, that if you commenced employment with the Company during the look-back years, only one-third of the grant value of the equity grant attributable to commencement of employment shall be counted.

For vesting to accelerate as a result of a voluntary resignation for Good Reason, all of the following requirements must be satisfied: (1) you must provide notice to the Company of your intent to assert Good Reason within 120 days of the initial existence of one or more of the conditions set forth in (i) through (iii) of the preceding paragraph; and (2) the Company will have 30 days from the date of such notice to remedy the condition and, if it does so, you may withdraw your resignation or may resign with no acceleration benefit. Should the Company remedy the condition as set forth above and then one or more of the conditions arises again within 12 months following the occurrence of a Change in Control, you may assert Good Reason again subject to all of the conditions set forth herein.
Separation means a “separation from service,” as defined in the regulations under Section 409A of the Code.

Forfeiture
If your Service terminates for any reason, then your Restricted Stock Units, and any Dividend Equivalents thereon, will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination (including as a result of a Qualifying Termination). This means that the Restricted Stock Units, and any Dividend Equivalents thereon, will immediately revert to the Company. You receive no payment for Restricted Stock Units, and any Dividend Equivalents thereon, that are forfeited. The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work
For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. But your Service terminates when the approved leave ends, unless you immediately return to active work.
If you go on a leave of absence that lasts or is expected to last seven days or longer, then vesting will be suspended during the leave to the extent provided for in the Company’s leave policy. Upon your return to active work (as determined by the Company), vesting will resume; however, unless otherwise provided in the Company’s leave policy, you will not receive credit for any vesting until you work an amount of time equal to the period of your leave.
If you and the Company agree to a reduction in your scheduled work hours, then the Company reserves the right to modify the rate at which the Restricted Stock Units, and any Dividend Equivalents thereon, vest, so that the rate of vesting is commensurate with your reduced work schedule. Any such adjustment shall be consistent with the Company’s policies for part-time or reduced work schedules or shall be pursuant to the terms of an agreement between you and the Company pertaining to your reduced work schedule.
The Company shall not be required to adjust any vesting schedule pursuant to this provision.

Settlement / Stock Certificates
No shares of Common Stock shall be issued to you prior to the date on which the Restricted Stock Units vest. After any Restricted Stock Units vest pursuant to this Agreement, the Company shall promptly cause to be issued in book-entry form, registered in your name or in the name of your legal representatives or heirs, as the case may be, the number of shares of Common Stock representing your vested Restricted Stock Units. No fractional shares shall be issued.

Section 409A
This provision applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the Code, at the time of your “separation from service,” as defined in those regulations. If this paragraph applies, then any Restricted Stock Units, and any Dividend Equivalents thereon, that otherwise would have been settled or paid during the first six months following your separation from service will instead be settled or paid on the first business day following the six-month anniversary of your separation from service, unless the settlement of those units is exempt from Section 409A of the Code.

Stockholder Rights
The Restricted Stock Units do not entitle you to any of the rights of a stockholder of the Company. Your rights, including rights to any Dividend Equivalents, shall remain forfeitable at all times prior to the date on which you vest in your Award. Upon settlement of the Restricted Stock Units into shares of Common Stock, you will obtain full voting and other rights as a stockholder of the Company.

Units Restricted	You may not sell, transfer, pledge or otherwise dispose of any Restricted Stock Units or rights under this Agreement other than by will or by the laws of descent and distribution.

Withholding Taxes
Regardless of any action the Company and/or, if different, your employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the award of the Restricted Stock Units, the vesting of the Restricted Stock Units, the issuance of shares of Common Stock in settlement of the Restricted Stock Units, the subsequent sale of shares acquired at vesting and the receipt of any Dividend Equivalents and dividends; and (b) do not commit to structure the terms of this Award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items. Prior to the relevant taxable event, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations for Tax-Related Items of the Company and/or the Employer. With the Company’s consent, these arrangements may include (i) withholding from any cash Dividend Equivalents or shares of Company stock that otherwise would be issued to you when they vest, (ii) surrendering shares that you previously acquired or (iii) deducting the withholding taxes from any cash compensation payable to you. The fair market value of the shares you surrender, determined as of the date taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.
The Company may refuse to deliver the shares of Common Stock to you if you fail to comply with your obligations in connection with the Tax-Related Items as described in this provision.

Restrictions on Resale
You agree not to sell any shares of Common Stock you receive under this Agreement at a time when applicable laws, regulations, Company trading policies (including the Company’s Insider Trading Policy, a copy of which can be found on the Company’s intranet) or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights
Except to the extent provided specifically in an agreement between you and the Company, neither this Award nor this Agreement gives you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity; the Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

In accepting this Award, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement; (b) the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, and any Dividend Equivalents thereon, or benefits in lieu of Restricted Stock Units, and any Dividend Equivalents thereon, even if Restricted Stock Units have been granted repeatedly in the past; (c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) your participation in the Plan shall not create a right to further employment with your Employer and shall not interfere with the ability of your Employer to terminate your Service at any time with or without cause; (f) the Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any subsidiary of the Company, and that is outside the scope of your employment or service contract, if any; (g) the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any subsidiary of the Company; (h) in the event that you are not an employee of the Company, the Award and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company and, furthermore, the Award and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Employer or any other subsidiary of the Company; (i) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (j) in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or from any diminution in value of the Award or shares of Common Stock acquired upon vesting of the Award resulting from termination of Service (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and any subsidiary of the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; (k) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares of Common Stock; and (l) you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Adjustments
In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Restricted Stock Units that will vest in any future installments will be adjusted accordingly, as provided for in the Plan.

Repayment/Forfeiture
Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.

Insider Trading Restrictions / Market Abuse Laws
You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares of Common Stock or rights to shares of Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions and that you are advised to speak to your personal legal advisor on this matter.

Severability
The provisions of this Agreement are severable and if any one or more provisions are determined to be invalid or otherwise enforceable, in whole or in part, the remaining provisions shall continue in effect.

Applicable Law
This Agreement will be interpreted and enforced with respect to issues of contract law under the laws of the State of Delaware (except their choice of law provisions).
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, U.S.A. or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Company’s intranet or by request to the Stock Services Department.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE NOTICE OF RESTRICTED STOCK UNIT AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

Exhibit A